Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors

Campello Bancorp:

We consent to the use of our report dated July 14, 2008, with respect to the consolidated balance sheets of Campello Bancorp and subsidiaries as of April 30, 2008 and 2007, and the related consolidated statements of income, retained earnings, and cash flows for each of the years in the three-year period ended April 30, 2008, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

September 9, 2008